Exhibit 10.33

EQUINIX ANNUAL INCENTIVE PLAN

JANUARY 1, 2008

PLAN OBJECTIVES

Equinix, Inc. (the “Company”) offers the Annual Incentive Plan to eligible employees to provide them with the opportunity to participate in Company performance. It is designed to motivate employees to achieve certain Company objectives while providing competitive total cash compensation for key positions and retaining top talent.

PLAN FEATURES

ELIGIBILITY/PARTICIPATION

All regular full-time and part-time employees will be eligible to participate in the Annual Incentive Plan. Commissioned sales employees are not eligible to participate. Full-time and part-time new hires will be eligible to participate as of their hire date. Employees not employed by the Company at the beginning of the year will be eligible for a percentage of his/her target bonus equal to that percentage of the year he/she was employed by the Company. Employees with start dates on or after October 1st will not be eligible to participate in the Annual Incentive Plan for the year of hire.

An employee is not eligible to receive a bonus if he/she is on a Performance Improvement Plan (PIP) or is not employed by the Company on the date a target bonus is paid. Payouts will be pro-rated over the period based on the position the employee held during the performance period. For example, if an employee is promoted from Senior Manager to Director, his/her bonus will be calculated based upon the number of days in each position. As another example, if an employee is promoted from a non-commissioned position to a commissioned sales position, his/her bonus will be pro-rated based on the number of days worked in a non-commissioned position. Employees on an approved leave of absence from the Company will be eligible for the pro-rated bonus amount based on the number of days they worked as an active employee during the plan year.

The plan is effective January 1, 2008 and will end on December 31, 2008.

TARGET BONUSES

Bonuses are based on a percentage of the employee’s annual base salary. An employee’s bonus percentage may be modified from time to time, for example, due to changes in the Company’s financials or salary changes, until the end of the plan year.

The Annual Incentive Plan includes an individual performance component. Bonus awards are linked to employee performance and will reward achievement of key results at both the Company and individual level. Employee performance will be measured by an annual performance review. If the Company exceeds the approved operating plan for EBITDA, then top performers may earn up to 150% of target bonus awards. Employees may receive less than their targeted bonus based upon Company and individual performance. The degree to which the employee achieves his/her targeted bonus amount (e.g. less than, equal to, or greater than the target percentage) is the degree to which both the employee and the Company achieve key performance goals throughout the year.

PAYMENT OF AWARDS

Individual awards will be paid as soon after the close of the fiscal year as practical, but in no event later than two and one-half months after the end of the calendar year in which an award is earned.

PLAN ADMINISTRATION

The Compensation Committee of the Board of Directors may modify or terminate this plan at any time. The CEO of the Company will have the final decision over any interpretations or disputes of the plan.

COMPANY PERFORMANCE AND FUNDING OF INCENTIVE POOL

The funding level of the Incentive Pool will be based on Company performance against an EBITDA goal, as set forth in the Board of Directors-approved operating plan, adjusted from time to time throughout the plan year. The EBITDA goal will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan. The specific EBITDA goal for each year shall be as set forth on a “Design Criteria” established prior to the end of the first quarter of each year.

For 2008, the Design Criteria shall be as follows:

One hundred (100%) of Incentive Pool shall be funded if the Company hits its operating plan for EBITDA for the year. For every 1% below operating plan for EBITDA, the Incentive Pool shall be reduced by 20%. For instance, if the Company is 2% below plan, only 60% of the Incentive Pool shall be funded. There shall be no Incentive Pool if either revenue or EBITDA is less than 95% of the approved operating plan.